Exhibit 99.B(d)(11)

AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT
SEI CATHOLIC VALUES TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Catholic Values Trust between Parametric Portfolio Associates LLC (“Parametric”), a Delaware corporation, and SEI Investments Management Corporation, a Delaware corporation (the “Adviser”), is made effective as of the 12th day of January, 2016

WHEREAS, Parametric and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of March 24, 2015, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend Section 2. of the Agreement; and

WHEREAS, the parties also desire to amend Schedule B of the Agreement;

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.         Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.         To the extent that the Agreement conflicts with this Amendment, the Amendment will control.

3.         Section 2. of the Agreement is hereby deleted in its entirety and restated as follows:

Additional Duties of the Sub-Adviser as Overlay Manager.  Subject to the provisions of Section 1 of this Agreement, the Sub-Adviser shall provide the following additional investment advisory services with respect to the Assets of a Fund for which Sub-Adviser serves as Overlay Manager:

(a)    the Adviser shall inform Overlay Manager of the sub-advisers that will make purchase or sale recommendations with respect to the Assets of the Fund and the percentage of the Assets of the Fund that are allocated to each such sub-adviser. The Adviser will also inform Overlay Manager if the Adviser will make purchase or sale recommendations with respect to the Assets of the Fund and the percentage of the Assets of the Fund that are allocated to Adviser. The Adviser shall deliver to Overlay Manager the purchase and sale recommendations of the Adviser and each sub-adviser in the form of model portfolios or otherwise as appropriate, at such times and in such manner as the Adviser deems appropriate.

(b)    Overlay Manager shall execute the purchase and sale recommendations of Adviser and each sub-adviser with respect to the portion of the Assets of each Fund allocated to Adviser or such sub-adviser, with discretion to determine the timing and manner of such execution and subject to any guidelines, limitations or restrictions provided by the Adviser in writing.

4.         Schedule B of the Agreement is hereby deleted and replaced with Schedule B attached hereto.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the date first above written.

SEI Investments Management Corporation	Parametric Portfolio Associates LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Christine C. Smith

Name:	Name:

Stephen Beinhacker	Christine C. Smith

Title:	Title:

Managing Director	Chief Administrative Officer

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Parametric Portfolio Associates LLC

As of March 24, 2015, as amended June 23, 2015 and January 12, 2016

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Catholic Values Trust

Overlay Services

Catholic Values Equity Fund

As of the effective date of this Agreement, the Sub-Adviser currently provides investment advisory/sub-advisory overlay services to the following SEI mutual funds (each an “Overlay Services SEI Fund”, collectively, the “Overlay Services SEI Funds”):

•                  SEI Institutional Managed Trust Large Cap Fund;

•                  SEI Institutional Managed Trust Large Cap Value Fund;

•                  SEI Institutional Managed Trust Large Cap Growth Fund;

•                  SEI Institutional Managed Trust Tax-Managed Large Cap Fund;

•                  SEI Institutional Managed Trust Tax-Managed Small/Mid Cap Fund;

•                  SEI Institutional Managed Trust Small Cap Fund;

•                  SEI Institutional Managed Trust Small Cap Value Fund;

•                  SEI Institutional Managed Trust Small Cap Growth Fund;

•                  New Covenant Growth Fund; and

•                  Catholic Values Equity Fund

The Sub-Adviser shall receive from the Adviser a single, combined monthly fee for services provided to the Overlay Services SEI Funds. The average daily assets of each Overlay Services SEI Fund (the “Individual Overlay Assets”) will be applied to the fee schedule set forth in Table 1 to determine each Overlay Services SEI Fund’s pro rata portion of the total monthly fee.

Table 1

[Redacted]

The total fee is calculated by aggregating the Individual Overlay Asset fees determined for each Overlay Service SEI Fund and multiplying the sum by the discount set forth below in Table 2. The discount is determined by aggregating all Individual Overlay Assets. In all cases, the fees represent “waterfall” or declining incremental fees, and increasing incremental discounts.

Table 2

[Redacted]

Agreed and Accepted:

SEI Investments Management Corporation	Parametric Portfolio Associates LLC

By:	By:

/s/ Stephen Beinhacker	/s/ Christine C. Smith

Name:	Name:

Stephen Beinhacker	Christine C. Smith

Title:	Title:

Managing Director	Chief Administrative Officer